InspireMD Projects 211% Increase in CGuard™ EPS
Sales for the Fourth Quarter of 2017

Conference call to be held at 10AM Eastern today to discuss recent developments, preliminary sales results and proposals for upcoming shareholder meeting

Tel Aviv, Israel— January 10, 2018 - InspireMD, Inc. (NYSE AMER:NSPR), a leader in embolic prevention systems (EPS) / thrombus management technologies and neurovascular devices, today announced preliminary unaudited sales results for the fourth quarter of 2017. The Company anticipates sales of approximately $833,000 for the fourth quarter of 2017, compared to $322,000 for the same period last year. This represents an approximately 159% increase, which is primarily due to increased sales of CGuard™EPS. The Company anticipates a 211% increase in sales of CGuard™ EPS to approximately $606,000, compared to $195,000 for the same period last year.

James Barry, PhD, Chief Executive Officer of InspireMD, commented, “CGuard™ EPS is not only gaining acceptance among key opinion leaders (KOLs) that treat carotid artery disease, but these physicians are now asking us, unsolicited, to be more involved with our program. We believe this growing interest, combined with our specialized distribution network, positions us for even stronger sales growth as these KOLs support our expansion into the mainstream group of users that include vascular surgeons, interventional cardiologists, interventional radiologists and interventional neuroradiologists. In addition to Europe, we are now establishing a foothold in Asia, evidenced by recent distribution agreements in India, Hong Kong, Taiwan, Australia, New Zealand and Vietnam. For these and other reasons, we are extremely encouraged heading into 2018.”

Conference Call

The Company plans to host a conference call today, Wednesday, January 10th, at 10:00 a.m. Eastern Time to discuss recent developments, preliminary unaudited fourth quarter 2017 sales results, and proposals under consideration for the upcoming shareholder meeting. A link to the Company’s definitive proxy statement is available at: https://www.sec.gov/Archives/edgar/data/1433607/000149315217015034/def14a.htm.

The conference call will be available via telephone by dialing toll free 877-407-0782 for U.S. callers or +1 201-689-8567 for international callers, or on the Company’s Investor Relations section of the website: http://www.inspiremd.com/en/investors/investor-relations/.

A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through midnight January 24, 2018, and can be accessed by dialing 877-481-4010 for U.S. callers or +1 919-882-2331 for international callers and entering conference ID: 23561.

About InspireMD, Inc.

InspireMD seeks to utilize its proprietary MicroNet™ technology to make its products the industry standard for embolic protection and to provide a superior solution to the key clinical issues of current stenting in patients with a high risk of distal embolization, no reflow and major adverse cardiac events.

InspireMD intends to pursue applications of this MicroNet technology in coronary, carotid (CGuard™), neurovascular, and peripheral artery procedures. InspireMD’s common stock is quoted on the NYSE American under the ticker symbol NSPR and certain warrants are quoted on the NYSE American under the ticker symbol NSPR.WS.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market acceptance of our existing and new products, (ii) negative clinical trial results or lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) intense competition in the medical device industry from much larger, multinational companies, (v) product liability claims, (vi) product malfunctions, (vii) our limited manufacturing capabilities and reliance on subcontractors for assistance, (viii) insufficient or inadequate reimbursement by governmental and other third party payers for our products, (ix) our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful, (x) legislative or regulatory reform of the healthcare system in both the U.S. and foreign jurisdictions, (xi) our reliance on single suppliers for certain product components, (xii) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain and (xiii) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction. More detailed information about the Company and the risk factors that may affect the realization of forward looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Contacts:

InspireMD, Inc.

Craig Shore

Chief Financial Officer

Phone: 1-888-776-6804 FREE

Email: craigs@inspiremd.com

Crescendo Communications, LLC

David Waldman

Phone: (212) 671-1021

Email: NSPR@crescendo-ir.com